As filed with the Securities and Exchange Commission on December 23, 1997
                                                  Registration No. 333-_______

------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                               AVANT! CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                                             94-3133226
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                         Identification Number)

                            46871 Bayside Parkway
                            Fremont, California
                                   94538
                             (510) 413-8000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Gerald C. Hsu
          Chairman of the Board, President and Chief Executive Officer
                               Avant! Corporation
                              46871 Bayside Parkway
                           Fremont, California  94538
                                 (510) 413-8000
   (Name and address, including zip code, and telephone number, including area code, of agent for service)
                               __________________

                                   Copies to:
                            Steven M. Spurlock, Esq.
                            Anthony J. McCusker, Esq.
                                GUNDERSON DETTMER
                                STOUGH VILLENEUVE
                            FRANKLIN & HACHIGIAN, LLP
                             155 Constitution Drive
                          Menlo Park, California  94025
                                 (650) 321-2400
                               __________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
  Title of each class of                                  Proposed Maximum Offering    Proposed Maximum Aggregate      Amount of
Securities to be Registered   Amount to be Registered     Price per Security(1)         Offering Price(1)         Registraton Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001
  par value                       522,192 shares                  $17.063                   $8,910,162.10               $2,628.50
----------------------------------------------------------------------------------------------------------------------------------

(1) The price of $17.063 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on December 19, 1997 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

          SUBJECT TO COMPLETION, DATED __________ __, 1998

                              522,192 SHARES

                            AVANT! CORPORATION

                              COMMON STOCK
                           _________________

     This Prospectus relates to the public offering, which is not being underwritten, of 522,192 shares (the "Shares") of Common Stock, $0.0001 par value (the "Common Stock") of Avant! Corporation ("Avant!" or the "Company").

     The Shares may be offered by a certain stockholder of the Company (the "Selling Stockholder") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholder" and "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholder.

     On December 22, 1997, the closing bid price of the Company's Common Stock on the Nasdaq National Market was $19.125 per share. The Common Stock is traded on the Nasdaq National Market under the symbol "AVNT."

                        ______________________________

     The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                        ______________________________

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                         SEE "RISK FACTORS" ON PAGE 6.

                        ______________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
              THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                        ______________________________

           The date of this Prospectus is ______________, 1998

                            AVAILABLE INFORMATION

     Avant! is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with the Commission, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission (File No. 0-25864) pursuant to the 1934 Act are hereby incorporated by reference in this Prospectus and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     2. The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     3. The Company's Current Reports on Form 8-K dated April 18, 1996, September 10, 1997 and September 26, 1997;

     4.   The Company's Current Report on Form 8-K/A dated November 25, 1997;

     5. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 12, 1995; and

     6.   Proxy Statement for Annual Meeting of Stockholders held on May 15,
          1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone at (510) 413-8000 to Chief Financial Officer, Avant! Corporation, at the principal executive offices of the Company, 46871 Bayside Parkway, Fremont, California 94538.

                      ______________________________

This Prospectus includes trademarks of the Company and other corporations.
                      ______________________________

                        FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE 1934 ACT, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THIS PROSPECTUS UNDER "RISK FACTORS." IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH IN THIS PROSPECTUS UNDER "RISK FACTORS" IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN.

                              THE COMPANY

     Avant! develops, markets and supports integrated circuit design automation ("ICDA") software (also known as electronic design automation or "EDA") for the physical design of high-density, high-performance integrated circuits ("ICs"). Avant!'s product architecture is designed to solve the problems inherent in submicron (less than 1.0-micron feature size) and deep submicron (less than 0.5-micron feature size) IC design and to offer improved time-to-market, reduced development and manufacturing costs and enhanced IC performance when compared to previous generations of ICDA software. Avant!'s products, Aquarius, Hercules, Planet, H-spice, Polaris and Star, are designed to be compatible with the most commonly used ICDA tools and to be easily integrated into the customer's existing design environment and methodology. Avant! markets its products to major customer accounts worldwide through its direct sales force, distributors and manufacturer's representatives and offers comprehensive customer service, training and support. End users of Avant!'s products include a number of leading electronics companies, such as, Matsushita, Motorola, National Semiconductor, Fujitsu, Toshiba, Mitsubishi, Hitachi, Samsung and Sony.
Avant!'s principal executive offices are located at 46871 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 413-8000.

                         RECENT DEVELOPMENTS

    LITIGATION DEVELOPMENTS

    On December 6, 1995, Cadence Design Systems, Inc. ("Cadence") filed an action against Avant! and certain of its officers in the United States District Court for the District of Northern California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising.

    In addition to actual and punitive damages, which were not quantified by Cadence, Cadence seeks to enjoin the sale of Avant!'s place and route products pending trial of the action. On March 18, 1997, the District Court denied Cadence's motion for a preliminary injunction. Cadence appealled the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to Avant!'s ArcCell product, a product which Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin Avant!'s Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if Avant!'s Aquarius products are determined to infringe Cadence products, the sale of the Aquarius products should be enjoined. Avant! requested a rehearing on the issue, but on November 21, 1997 the Ninth Circuit denied this request. On December 19, 1997, the District Court stated its intention to enjoin Avant! from directly or indirectly marketing, selling, licensing, copying or transferring any work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV and ArcCellXO products. The District Court also stated that it would direct
Avant! to deliver a copy of its order to all present or former customers that have received copies of any such infringing products and, to the extent it has a legal right to do so, request that such customers return or destroy any such products. Avant! also will be directed to furnish to Cadence a list of any customers that still maintain a functioning copy of such products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of Avant!'s Aquarius place and route products.

    On April 11, 1997, the Santa Clara County District Attorney's office filed a criminal complaint alleging felony level offenses against, among others, Avant! and the following Avant! employees and/or directors, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff, Operations, Leigh Huang, Marketing Manager, and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code sections relating to the theft of trade secrets. Avant! and the individuals have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against Avant!, as well as the potential incarceration of certain members of its management team.

    In March 1993, Meta Software, Inc., which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant! ("Meta"), filed a complaint in Santa Clara Superior Court against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July
1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20.0 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and, on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed.


    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco, including filing an appeal as quickly as practicable. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations. See "Risk Factors--Litigation Risk."

    ACQUISITIONS

    Avant! acquired Compass Design Automation, Inc., a Delaware corporation ("Compass") on September 12, 1997 (the "Compass Acquisition"). Prior to the Compass Acquisition, Compass was a subsidiary of VLSI Technology, Inc., a Delaware corporation ("VLSI"). Upon the closing of the Compass Acquisition, Compass became a wholly owned subsidiary of Avant! and (a) each share of Compass capital stock owned directly or indirectly by Compass or by any entity controlled by Compass was canceled and no stock of Avant! or other consideration was delivered in exchange therefor, (b) the outstanding shares of Compass preferred stock (other than those shares canceled under (a)), all of which were owned by VLSI, were canceled and converted into the right to receive an aggregate of $2,699,174 and 98,552 shares of Avant! common stock,
(c) the shares of Compass common stock owned by VLSI (other than those shares canceled under (a)) were converted into the right to receive an aggregate of $11,602,831 and 423,640 shares of Avant!'s common stock, (d) the shares of Compass common stock not owned by VLSI (other than those shares canceled under (a)) were converted into the right to receive an aggregate of $2,447,725 and (e) the unexpired and unexercised vested options to purchase shares of Compass common stock were converted into the right to receive an aggregate of $750,270 to the extent exercisable. Avant! accounted for the Compass Acquisition as a purchase. In the third quarter of 1997, Avant! incurred an expense of approximately $41.2 million for acquired in-process research and development costs associated with the Compass Acquisition. See "Risk Factors--Uncertainty Relating to Integration of Multiple Operations and Product Lines; Management of Growth" and "--Cost of Integration; Transaction Expenses."

    Avant! has also recently acquired Datalink Far East Ltd., a Taiwan corporation ("Datalink") pursuant to an asset purchase agreement (the "Datalink Acquisition"). Avant! will pay $900,000 to acquire Datalink over five installments at specified times during the next two years.

    On September 7, 1997, Avant! entered into an Agreement and Plan of Reorganization by and among Avant!, Cardinal Merger Corporation, a wholly owned subsidiary of Avant! ("Merger Sub") and Technology Modeling Associates, Inc. ("TMA"). If the proposed acquisition of TMA is completed, TMA will become a wholly owned subsidiary of Avant!. Avant!'s management currently anticipates that the proposed acquisition of TMA will be completed during the first fiscal quarter of 1998.

                                  RISK FACTORS

LITIGATION RISK

    Avant! is subject to a number of related litigation matters, including a civil action brought by Cadence Design Systems, Inc. ("Cadence"), a criminal complaint filed by the Santa Clara County District Attorney's office against Avant! and certain of its employees and securities class action claims resulting from these lawsuits. In addition, default judgments in the aggregate amount of $31.4 million will be entered against Meta Software, Inc., which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant! ("Meta").

    CADENCE LITIGATION.

    On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the District of Northern California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain Avant! employees who formerly were Cadence employees misappropriated and improperly copied source code for certain important functions of Avant! place and route products from Cadence, and that Avant! has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that Avant! induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not been set. On July 25, 1997, a federal judge stayed the Cadence civil action pending completion of the criminal proceedings described below, except for certain documentary and third-party discovery. Avant! posted a $5.0 million bond pending the resumption of the civil action.


    In addition to actual and punitive damages, which were not quantified by Cadence, Cadence seeks to enjoin the sale of Avant!'s place and route products pending trial of the action. On March 18, 1997, the District Court denied Cadence's motion for a preliminary injunction. Cadence appealed the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to Avant!'s ArcCell product, a product that Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin Avant!'s Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if Avant!'s Aquarius products are determined to infringe Cadence products, the sale of the Aquarius products should be enjoined. Avant! requested a rehearing on the issue, but on November 21, 1997 the Ninth Circuit denied this request. On December 19, 1997, the District Court stated its intention to enjoin Avant! from directly or indirectly marketing, selling, licensing, copying or transferring any work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV and ArcCellXO products. The District Court also stated that it would direct Avant! to deliver a copy of its order to all present or former customers that have received copies of any such infringing products and, to the extent it has a legal right to do so, request that such customers return or destroy any such products. Avant! also will be directed to furnish to Cadence a list of any customers that still maintain a functioning copy of such products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of Avant!'s Aquarius place and route products from which Avant! derives a significant portion of its total revenue. The District Court will hold future hearings regarding the Aquarius products. There can be no assurance that the District Court will not, upon further consideration, grant a preliminary injunction with respect to the sale of the Aquarius products, which would have a material adverse effect on Avant!'s business, financial position and results of operations.

    On January 16, 1996, Avant! filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. On December 19, 1997, Avant! stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. Avant! intends to refile its counterclaim in January 1998.

    Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, Avant!'s defenses are unsuccessful, Avant! may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, Avant! could be preliminarily enjoined from selling its Aquarius place and route products. In such event, Avant!'s business, consolidated financial condition and consolidated results of operations may be materially adversely affected. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant! Common Stock. Although it is reasonably possible Avant! may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information Avant! presently possesses. There can be no assurance that an adverse judgment, if granted on any claim would not have a material adverse effect on Avant!'s business, consolidated financial position or consolidated results of operations. Furthermore, there can be no assurance that Avant!'s relationships with its customers will not be adversely affected in the future as a result of the Cadence litigation.

    CRIMINAL COMPLAINT.

    The Santa Clara County District Attorney's office also is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On April 11, 1997, the Santa Clara County District Attorney filed a criminal complaint alleging felony level offenses against, among others, Avant! and the following Avant! employees and/or directors, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff, Operations, Leigh Huang, Marketing Manager and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code sections relating to the theft of trade secrets. Avant! and the individuals have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against Avant!, as well as the potential incarceration of certain members of its management team. Such outcomes could result in canceled or postponed customer orders, increased future expenditures, the loss of management and other key personnel, additional stockholder litigation, loss of goodwill and would have other material adverse effects on Avant!'s business, consolidated financial position or consolidated results of operations.

    SILVACO LITIGATION.

    In March 1993, Meta filed a complaint in Santa Clara Superior Court against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief

Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20.0 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and, on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed.

    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco, including filing an appeal as quickly as practicable. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    SECURITIES CLASS ACTION CLAIMS.

    On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against Avant!. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against Avant! for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

    On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of Avant! Common Stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against Avant! and six of its employees. Plaintiff alleges that Avant! and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. Avant! has moved to dismiss the Hoffman complaint for failure to state a claim, but the court has not yet heard argument on that motion.

    Avant! believes it has defenses to all of the plaintiffs' claims and intends to defend itself vigorously. There can be no assurance, however, that Avant!'s defenses will be successful. Although it is reasonably possible Avant! will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the securities class action plaintiffs, and such a judgment could have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    LITIGATION COSTS.

    The pending litigation and any future litigation against Avant! or its employees, regardless of the outcome, is expected to result in substantial costs and expenses to Avant!. For example, during 1996 Avant! incurred and charged to operations approximately $6.8 million in litigation expenses and expects to incur approximately $7.5 million in litigation expenses in 1997. While litigation is inherently unpredictable, Avant! currently expects that its litigation expenses during 1998 will be at least as much as those incurred in 1997. Accordingly, any such litigation could have a material adverse effect on Avant!'s business, operating results or financial condition. Furthermore, if Avant! is required to satisfy the default judgments in full in the Silvaco litigation, Avant! could be required to pay up to $31.4 million in damages, which would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

UNCERTAINTY RELATING TO INTEGRATION OF MULTIPLE OPERATIONS AND PRODUCT LINES;
  MANAGEMENT OF GROWTH

    In addition to the proposed acquisition of TMA, Avant! has also recently acquired Compass. The integration of TMA's and Compass' business and personnel following the TMA and Compass acquisitions present difficult challenges for Avant!'s management, particularly in light of the increased time and resources required to effect the combination with these parties. Upon completion of the proposed TMA Merger, the combined company will be more complex and diverse than either Avant! or TMA individually, and the combination and continued operation of their distinct business operations, together with Compass will be difficult. While Avant!'s management believes that the combination of Avant!, Compass and TMA can be effected in a manner that will realize the value of the combined company, the management group has limited experience in combinations of this complexity or size. Accordingly, there can be no assurance that the process of effecting these business combinations can be effectively managed to realize the synergies anticipated to result therefrom.

    Avant! entered into the Agreement and Plan of Reorganization to acquire TMA, among other reasons, in order to achieve potential benefits from combining Avant!'s and TMA's respective expertise and product lines for the physical design of high-density, high-performance ICs. Realization of these potential benefits will require, among other things, integrating the companies' (including Compass') respective product offerings and coordinating the combined company's (including Compass') sales and marketing and research and development efforts. Avant!, Compass and TMA each have different systems and procedures in many operational areas that must be rationalized and integrated. There can be no assurance that such integration will be accomplished effectively, expeditiously or efficiently. The difficulties of such integration may be increased by the necessity of coordinating geographically separated divisions, integrating personnel with disparate business backgrounds and combining three different corporate cultures. The integration of certain operations following the Compass Acquisition and the proposed TMA acquisition will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined company. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during such integration. In fact, a substantial number of Compass employees have been terminated by Avant! in an effort to streamline and integrate the operations of Avant! and Compass. There can also be no assurance that the combined company will be able to retain all of its key technical, sales and other key personnel. Failure to effectively accomplish the integration of the operations of Avant!, Compass and TMA could have a material adverse effect on Avant!'s business, operating results and financial condition. Moreover, uncertainty in the marketplace or customer hesitation relating to the Compass Acquisition and the proposed TMA acquisition could negatively affect Avant!'s business, operating results and financial condition.

    Avant! has experienced periods of rapid growth and expansion that has placed and will continue to place significant strains upon its management systems and resources. Avant!'s ability to compete effectively and to manage future growth, if any, will require Avant! to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that Avant!'s personnel, systems, procedures and control will be adequate to support the combined company's operations.

    Avant! has also recently acquired the assets of Datalink Far East Ltd., a Taiwanese distribution corporation ("Datalink"). Pursuant to an asset purchase agreement (the "Datalink Acquisition"), Avant! will pay $900,000 to acquire Datalink over five installments at specified times during the next two years.

DEPENDENCE UPON KEY PERSONNEL

    Avant!'s future operating results depend in significant part upon the continued service of its key management and technical personnel. Few of Avant!'s employees are bound by employment or non-competition agreements, and due to the intense competition for such personnel, as well as the uncertainty caused by the integration of Avant!'s, Compass' and TMA's businesses, it is possible that Avant! will be unable to retain such key technical and managerial personnel. In fact, Avant! terminated a significant number of Compass employees following the Compass Acquisition thereby adding to any uncertainty which may be felt by its employees. There are only a limited number of qualified ICDA engineers, and competition for such individuals is intense. If Avant! is unable to attract, hire and retain qualified personnel in the future, the development of new products and the management of an increasingly complex business would be impaired which would materially adversely affect Avant!'s business, operating results and financial condition. Additionally, if the criminal complaint filed relating to the matters underlying the pending litigation between Avant! and Cadence results in a loss of Avant! personnel, then Avant!'s business, operating results and financial condition may be materially adversely affected. See "--Litigation Risk" and "Business--Employees."

COMPETITION

    The ICDA software market in which Avant! competes is intensely competitive and subject to rapid change. Avant! currently faces competition from major ICDA vendors, including Cadence, which currently holds a dominant share of the market for IC physical design software, and Mentor Graphics Corporation ("Mentor"). As Avant! expands its product offerings to include other library generation tools and other EDA tools, it will compete increasingly with these EDA vendors. Each of these major ICDA vendors has a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than Avant!. In addition, each of these competitors will likely be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than Avant!. These companies also have established relationships with current and potential customers of Avant! and can devote substantial resources aimed at preventing Avant! from enhancing relationships with existing customers or establishing relationships with potential customers. Moreover, the industry in which Avant! competes is undergoing a trend toward consolidation that is expected to result in large, more financially flexible competitors with a broad range of product offerings. Further, other companies may develop and bring new products to the market which could create significant competition for Avant! and its products. Competition from EDA companies that currently offer only functional or logic design products and that choose to enter the physical design market could present particularly formidable competition due to their relationships with Avant!'s current and potential customers, their ability to offer a complete integrated IC design solution which Avant! does not currently offer and their knowledge of the EDA industry.

    Avant! also competes with the internal ICDA development groups of its existing and potential customers, many of whom design and develop customized design tools for their particular needs and therefore may be reluctant to purchase products offered by independent vendors, such as Avant!. Furthermore, because there are relatively low barriers to entry in the software industry, Avant! expects additional competition from other established and emerging companies. There can be no assurance that Avant!'s current or potential competitors will not develop products comparable or superior to those developed by Avant! or adapt more quickly than Avant! to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect Avant!'s business, operating results or financial condition. In addition, the EDA industry has become increasingly concentrated in recent years as a result of consolidations, acquisitions and strategic alliances. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Alliances among competitors could present particularly formidable competition to Avant! by combining their resources. There can be no assurance that Avant! will be able to compete successfully against current and future competitors or that competitive pressures faced by Avant! will not have a material adverse effect on its business, operating results and financial condition. If Avant! is unable to compete successfully against current and future competitors, Avant!'s business, operating results and financial condition will be materially and adversely affected.

    Avant!'s competes on the basis of certain factors, including first-to-market product capabilities, product performance, price, support of industry standards, ease of use and customer technical support and service. Avant! believes that it currently competes favorably overall with respect to these factors, particularly first-to-market product capabilities, technical support and customer service.

    In addition, competitors and potential competitors may resort to litigation as a means of competition. Cadence has initiated litigation against Avant! and certain of its officers and employees alleging trade secret misappropriation and other claims. See "Risk Factors--Litigation Risk." There can be no assurance that competitors of Avant!, in particular Cadence, will not initiate additional litigation against Avant! and its officers, directors, employees or consultants. The pending litigation against Avant! and any future litigation against Avant! or its employees, regardless of the outcome, may result in substantial costs and expenses to Avant! and significant diversion of effort by Avant!'s technical and management personnel. Any such litigation could have a material adverse effect on Avant!'s business, operating results or financial condition. See "Business-Competition."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The quarterly operating results of Avant! have varied, and it is anticipated that the quarterly operating results of Avant! will vary, substantially from period to period depending on factors such as the outcome of the litigation described under "--Litigation Risk", increased competition, the size, timing and structure of significant licenses, the timing of revenue recognition under its time-based license agreements, the timing of new or enhanced product announcements, introductions, or delays in the introductions of new or enhanced versions of Avant!'s products, changes in pricing policies by Avant! or its competitors, market acceptance of new and enhanced versions of Avant!'s products, conditions in the semiconductor industry, the cancellation of time-based licenses or maintenance agreements, the unavailability of technology of third parties, the mix of direct and indirect sales, changes in operating expenses, changes in Avant!'s strategy, seasonal factors, personnel changes, economic conditions in the Asian markets, the ability of Avant! to continue to market its products in Asian markets, foreign currency exchange rates and general economic factors. Due to the foregoing factors, and particularly the variability of the size, timing and structure of significant licenses, quarterly revenue and operating results are difficult to forecast. In particular, Avant! has adopted a flexible pricing strategy pursuant to which Avant! offers both perpetual and time-based software licenses to customers, depending on customer requirements and financial constraints. Because each time-based license may have a different structure and could be subject to cancellation, future revenue is unpredictable. Avant!'s expense levels are based, in part, on expectations as to future revenue levels. Accordingly, net income, if any, may be disproportionately affected by a reduction in revenue in a quarter because only a small portion of Avant!'s expenses fluctuate with revenue. If revenue levels are below expectations, Avant!'s business, operating results and financial condition are likely to be materially adversely affected. Such shortfalls in Avant!'s revenue or operating results from levels expected by public market analysts and investors could have an immediate and significant material adverse effect on the market price of Avant!'s common stock. Additionally, Avant! may not learn of such revenue shortfalls or earnings shortfalls or other failures to meet market expectations for results of operations until late in a fiscal quarter, which could result in an even more immediate and material adverse effect on the trading price of the Avant! common stock. In such event, the market price of Avant!'s common stock would be materially adversely affected. Due to the foregoing, Avant! believes that period to period comparisons of their results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

POTENTIAL VOLATILITY OF STOCK PRICE

    The market price of the Avant! common stock has fluctuated significantly in the past and the market price of the shares of Avant! common stock is likely to be highly volatile and may be significantly affected by many factors, including, but not limited to, the outcome of outstanding litigation, actual or anticipated fluctuations in Avant!'s operating results, announcements of technological innovations and new products by competitors, new contractual relationships with strategic partners by Avant! or its competitors, proposed acquisitions by Avant! or competitors and financial results that fail to meet public market analyst expectations of performance. In addition, the U.S. equity markets have from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may materially adversely affect the market price of Avant! common stock in future periods.

COST OF INTEGRATION; TRANSACTION EXPENSES

    Transaction costs relating to the proposed TMA acquisition and the anticipated combination of certain operations of Avant! and TMA are expected to result in one-time charges to Avant!'s earnings. Although it will not be feasible to determine the actual amount of these charges until the operational and transition plans are completed, Avant!'s management believes that the aggregate charge will be approximately $6.8 million before taxes, although such amount may be increased by unanticipated additional expenses incurred in connection with the such proposed acquisition. This aggregate charge is expected to include the estimated costs associated with financial advisory, accounting and legal fees, printing expenses, filing fees and other merger-related costs. While the exact timing of these expenses cannot be determined at this time, the management of Avant! anticipates that this aggregate charge to earnings will be recorded primarily in the quarter ending March 31, 1998, the quarter in which the proposed TMA acquisition is expected to be consummated. In addition, in the third quarter of 1997, Avant! incurred an expense of approximately $41.2 million for acquired in-process research and development costs associated with the Compass Acquisition.

POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS

    Although Avant! believes that beneficial synergies will result from the proposed TMA acquisition, there can be no assurance that the combining of Avant!'s, Compass' and TMA's businesses, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to that which would have been achieved by each company independently, or as to the period of time required to achieve such result. In addition, the issuance of Avant! common stock in connection with the proposed TMA acquisition is likely to have a dilutive effect on Avant!'s earnings per share and there is no assurance that Avant! stockholders would not achieve greater returns on investment were Avant! to remain an independent company.

SHARES ELIGIBLE FOR PUBLIC SALE

    Sales of substantial amounts of Avant! common stock in the public market after the consummation of the proposed TMA acquisition could materially adversely affect prevailing market prices of Avant!'s common stock. If the proposed TMA acquisition is completed, and assuming an Exchange Ratio of 0.662045, the Exchange Ratio as of December 19, 1997, Avant! will issue approximately 5,376,511 shares of common stock in the TMA acquisition (based upon 8,121,066 shares of TMA common stock outstanding as of December 19, 1997, but not including shares subject to options to purchase TMA common stock to be assumed by Avant!). The shares of Avant! common stock to be issued in the proposed TMA acquisition will be eligible for immediate sale in the public market, subject to certain limitations under the Securities Act applicable to affiliates of Avant! and certain agreements to be entered into by certain affiliates of TMA which prohibit such persons from disposing of any Avant! common stock during the period immediately following the effective time of such merger.

LENGTHY SALES CYCLE

    Because of the complexity and substantial cost of Avant!'s products, licensing these products to customers typically involves a significant technical evaluation and commitment of cash and other resources, with the attendant delays frequently associated with customers' internal procedures to approve large expenditures and to evaluate and accept new technologies that affect key operations. In addition, certain of Avant!'s foreign customers have lengthy purchasing cycles that may increase the amount of time Avant! must dedicate to placing its products with these customers. For these and other reasons, the sales cycle associated with the licensing of Avant!'s products has been and is expected to continue to be lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance evaluations that are beyond Avant!'s control. Because of the lengthy sales cycle and the large size of customers' average orders, if revenue projected from a specific customer for a particular period is not realized in that period, Avant!'s operating results for that period could be materially adversely affected.

PRODUCT CONCENTRATION

    During each of 1994, 1995 and 1996, Avant! derived substantially all of its total revenue from the licensing and support of Aquarius, its cell-based place and route software product, Hercules, its hierarchical physical verification software product, Star-Hspice, its circuit simulator, Star-Sim products, its high-capacity circuit simulation and high-accuracy timing analysis software, and Polaris products, its Verilog simulation product. Absent any extraordinary results from existing litigation, Avant! currently expects that these products will continue to account for a significant portion of its revenue for the foreseeable future. As a result, Avant!'s business, operating results and financial condition are significantly dependent upon continued market acceptance of these products. Avant! believes that a number of factors will be necessary for its products to achieve continued market acceptance. These factors include performance of Avant!'s existing products, successful development of advanced features, adaptability into the user's design environment, Avant!'s technical, managerial, service and support expertise, and the customer's assessment of Avant!'s financial resources. A decline in demand for these products as a result of competition, technological change or other factors would have a material adverse effect on the business, operating results and financial condition of Avant!. There can be no assurance that these products will achieve continued market acceptance or that Avant! will be successful in marketing such products or any new or enhanced products. Failure to develop or acquire additional products, or to successfully market such products on a profitable basis, could have a material adverse effect on Avant!'s business, operating results and financial condition. See "Business-Products."

    Avant! derives a significant portion of its total revenue from the licensing and support of Aquarius products which are the subject of pending litigation with Cadence. See "--Litigation Risk."

SUBSTANTIAL DEPENDENCE ON INTERNATIONAL SALES

    International revenue, principally to customers in Asia, accounted for approximately 33%, 32%, 34% and 44% of Avant!'s total revenue in 1994, 1995, 1996 and the first nine months of 1997, respectively. Avant! expects that international license and service revenue, particularly in Asia, will continue to account for a significant portion of its total revenue. Avant!'s international revenue involves a number of risks, including the impact of possible recessionary environments in economies outside the U.S., longer receivables collection periods and greater difficulty in accounts receivable collection, difficulties in staffing and managing foreign operations, political and economic instability, unexpected changes in regulatory requirements, reduced protection of intellectual property rights in some countries and tariffs and other trade barriers. Currency exchange fluctuations in countries in which Avant! licenses its products could also materially adversely affect Avant!'s business, operating results and financial condition by resulting in pricing that is not competitive with products priced in local currencies. Furthermore, there can be no assurance that in the future Avant! will be able to continue to price its products and services internationally in U.S. dollars because of changing sovereign restrictions on importation and exportation of foreign currencies as well as other practical considerations. In addition, the laws of certain countries do not protect Avant!'s products and intellectual property rights to the same extent as do the laws of the U.S. Accordingly, there can be no assurance that these factors will not have a material adverse effect on Avant!'s future international sales and, consequently, on Avant!'s business, operating results and financial condition. In addition, there can be no assurance that Avant! will be able to sustain or increase revenue derived from international licensing and service or that the foregoing factors will not have a material adverse effect on Avant!'s future international license and service revenue, and, consequently, on Avant!'s business, operating results and financial condition.

DEPENDENCE UPON DISTRIBUTORS AND MANUFACTURER'S REPRESENTATIVES

    Avant! relies on distributors and manufacturer's representatives ("Third Party Sellers") for licensing and support of its products in Asia. A substantial portion of Avant!'s international license and service revenue results from a limited number of these Third Party Sellers, although Avant! had no individual customer representing over ten percent of revenue in any of 1994, 1995, 1996, or the first nine months of 1997. In 1997, Avant! consolidated its Japanese sales channel by forming a distributor ("MainGate"), owned by Avant!, Gerald C. Hsu, Avant!'s Chairman of the Board, President and Chief Executive Officer, and other parties (including other Avant! employees and former employees of Avant!'s third party distributors). There can be no assurance that Avant!'s current Third Party Sellers or MainGate will choose to or be able to market or service and support Avant!'s products effectively, that economic conditions or industry demand will not materially adversely affect these or other Third Party Sellers or that these Third Party Sellers or MainGate will not devote greater resources to marketing and supporting products of Avant!'s competitors. Additionally, because Avant!'s products are used by highly skilled professional engineers, a Third Party Seller must possess sufficient technical, marketing and sales resources in order to be effective and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of Third Party Sellers possess such resources. Accordingly, the loss of, or a significant reduction in revenue from, one of Avant!'s Third Party Sellers, or MainGate or any other Third Party Sellers on which Avant!'s revenues may, in the future, become dependent, could have a material adverse effect on Avant!'s business, operating results and financial condition. See "Business--Sales and Marketing."

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

    The ICDA industry is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. Avant!'s future business, operating results and financial condition will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards and methodologies, as well as address the increasingly sophisticated needs of Avant!'s customers. New technologies developed by Avant! or its competitors could render existing products obsolete. Avant!'s success will depend upon its ability to enhance existing products and to introduce new products on a timely and cost-effective basis that meet changing customer requirements. There can be no assurance that Avant! will be successful in developing new products or enhancing existing products or that such new or enhanced products will receive market acceptance. On occasion, Avant! has experienced delays in the scheduled introductions of new and enhanced products, and there can be no assurance that it will be able to introduce products on a timely basis in the future. Delays in the scheduled availability of products, for technological or other reasons, or a lack of market acceptance of such products, or Avant!'s failure to accurately anticipate customer demand, would have a material adverse effect on its business, operating results and financial condition. See "Business."

DEPENDENCE UPON SEMICONDUCTOR AND ELECTRONICS INDUSTRIES; GENERAL ECONOMIC AND
  MARKET CONDITIONS

    Avant! is dependent upon the semiconductor and, more generally, the electronics industries. Each of these industries is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Segments of these industries have from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. Over the past few years, these industries have experienced an extended period of significant economic growth. There can be no assurance that economic growth in these industries will continue, and if it does not, any downturn could be especially severe on Avant!. During such downturns, the number of new IC design projects often decreases. Because acquisitions of new licenses from Avant! are largely dependent upon the commencement of new design projects, any slowdown in these industries could have a material adverse effect on Avant!'s business, operating results and financial condition. Avant!'s business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in either the semiconductor or electronics industry.

LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    Avant! relies on a combination of patents, trade secrets, copyrights and trademarks, as well as contractual commitments, to protect its proprietary rights in its software products. Avant! generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, there can be no assurance that a third party will not copy or otherwise obtain and use Avant!'s products or technology without authorization, or develop similar technology independently. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. Avant! expects that software companies will increasingly be subject to infringement claims as the number of products and competitors in the industry in which Avant! currently competes grows and the functionality of products in different industry segments overlaps. In particular, Avant!'s current litigation with Cadence involves such infringement claims. Responding to such claims, regardless of merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Avant! to enter into royalty or licensing agreements. Such royalty or licensing agreements, if available, may not be available on terms acceptable to Avant!, which could have a material adverse effect upon Avant!'s business, operating results and financial condition. There can be no assurance that infringement claims will not be asserted against Avant! in the future or that any such claims will not require Avant! to enter into royalty arrangements or result in costly litigation, which could materially adversely affect Avant!'s business, operating results and financial condition. See "--Litigation Risk" and "Business--Proprietary Rights."

RISK OF PRODUCT DEFECTS

    Software products as complex as those offered by Avant! may contain defects or failures when introduced or when new versions are released. Avant! has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. There can be no assurance that, despite testing by Avant!, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon Avant!'s business, operating results and financial condition.

                                    BUSINESS

INTRODUCTION

    Avant! resulted from the merger of ArcSys, Inc. and Integrated Silicon Systems, Inc. on November 27, 1995. Avant! merged with Anagram, Inc. on September 27, 1996, Meta-Software, Inc. on October 29, 1996, FrontLine Design Automation, Inc. on November 27, 1996 and acquired Nexsyn Design Technology Inc. on December 31, 1996. Avant! is a Delaware corporation that develops, markets and supports software products that assist design engineers in the physical layout, design, verification, simulation, timing and analysis of ICs.

    Avant!'s objective is to establish a significant market position as a supplier of design software for the ICDA market. To achieve this objective, Avant! has adopted its mission, which is to provide innovative technology, products, and business models that enable customers to solve the toughest problems in deep submicron (less than 0.5-micron feature size) IC design, improve their productivity and achieve a high return on their investment. To effect its mission, Avant! has adopted the strategies of maintaining focus on technological innovation and creating strategic relationships with customers.

RECENT DEVELOPMENTS

    LITIGATION DEVELOPMENTS

    On December 6, 1995, Cadence Design Systems, Inc. ("Cadence") filed an action against Avant! and certain of its officers in the United States District Court for the District of Northern California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising.

    In addition to actual and punitive damages, which were not quantified by Cadence, Cadence seeks to enjoin the sale of Avant!'s place and route products pending trial of the action. On March 18, 1997, the District Court denied Cadence's motion for a preliminary injunction. Cadence appealled the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to Avant!'s ArcCell product, a product which Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin Avant!'s Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if Avant!'s Aquarius products are determined to infringe Cadence products, the sale of the Aquarius products should be enjoined. Avant! requested a rehearing on the issue, but on November 21, 1997 the Ninth Circuit denied this request. On December 19, 1997, the District Court stated its intention to enjoin Avant! from directly or indirectly marketing, selling, licensing, copying or transferring any work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV and ArcCellXO products. The District Court also stated that it would direct Avant! to deliver a copy of its order to all present or former customers that have received copies of any such infringing products and, to the extent it has a legal right to do so, request that such customers return or destroy any such products. Avant! also will be directed to furnish to Cadence a list of any customers that still maintain a functioning copy of such products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of Avant!'s Aquarius place and route products.

    On April 11, 1997, the Santa Clara County District Attorney's office filed a criminal complaint alleging felony level offenses against, among others, Avant! and the following Avant! employees and/or directors, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff, Operations, Leigh Huang, Marketing Manager, and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code sections relating to the theft of trade secrets. Avant! and the individuals have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against Avant!, as well as the potential incarceration of certain members of its management team.

    In March 1993, Meta Software, Inc., which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant! ("Meta"), filed a complaint in Santa Clara Superior Court against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against

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
Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20.0 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and, on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed.

    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco, including filing an appeal as quickly as practicable. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations. See "Risk Factors--Litigation Risk."

    ACQUISITIONS

    Avant! acquired Compass Design Automation, Inc., a Delaware corporation ("Compass") on September 12, 1997 (the "Compass Acquisition"). Prior to the Compass Acquisition, Compass was a subsidiary of VLSI Technology, Inc., a Delaware corporation ("VLSI"). Upon the closing of the Compass Acquisition, Compass became a wholly owned subsidiary of Avant! and (a) each share of Compass capital stock owned directly or indirectly by Compass or by any entity controlled by Compass was canceled and no stock of Avant! or other consideration was delivered in exchange therefor, (b) the outstanding shares of Compass preferred stock (other than those shares canceled under (a)), all of which were owned by VLSI, were canceled and converted into the right to receive an aggregate of $2,699,174 and 98,552 shares of Avant! common stock,
(c) the shares of Compass common stock owned by VLSI (other than those shares canceled under (a)) were converted into the right to receive an aggregate of $11,602,831 and 423,640 shares of Avant!'s common stock, (d) the shares of Compass common stock not owned by VLSI (other than those shares canceled under (a)) were converted into the right to receive an aggregate of $2,447,725 and (e) the unexpired and unexercised vested options to purchase shares of Compass common stock were converted into the right to receive an aggregate of $750,270 to the extent exercisable. Avant! accounted for the Compass Acquisition as a purchase. In the third quarter of 1997, Avant! incurred an expense of approximately $41.2 million for acquired in-process research and development costs associated with the

Compass Acquisition. See "Risk Factors--Uncertainty Relating to Integration of Multiple Operations and Product Lines; Management of Growth" and "--Cost of Integration; Transaction Expenses."

    Avant! has also recently acquired Datalink Far East Ltd., a Taiwan corporation ("Datalink") pursuant to an asset purchase agreement (the "Datalink Acquisition"). Avant! will pay $900,000 to acquire Datalink over five installments at specified times during the next two years.

    On September 7, 1997, Avant! entered into an Agreement and Plan of Reorganization by and among Avant!, Cardinal Merger Corporation, a wholly owned subsidiary of Avant! ("Merger Sub") and Technology Modeling Associates, Inc. ("TMA"). If the proposed acquisition of TMA is completed, TMA will become a wholly owned subsidiary of Avant!. Avant!'s management currently anticipates that the proposed acquisition of TMA will be completed during the first fiscal quarter of 1998.

PRODUCTS

    Avant! products are based on Avant!'s proprietary architecture and technology, which provide a breadth of automated IC physical design capabilities. Avant!'s product architecture is designed to solve the problems inherent in submicron (less than 1.0-micron feature size) and deep submicron (less than 0.5-micron feature size) IC design and to offer improved time-to-market, reduced development and manufacturing costs, and enhanced IC performance when compared to previous generations of ICDA software.

    Avant! products are designed to be compatible with the most commonly used ICDA tools and to be easily integrated into the customer's existing design environments and methodologies through industry standard interfaces. Avant!'s products are primarily written in C, run on UNIX workstations such as those from Sun Microsystems, Inc. and Hewlett-Packard Company, and support industry standards such as Motiff, Xwindows, GDSII Stream format, EDIF, SDF, SPICE and Verilog.

    Avant!'s Aquarius family of cell-based place and route products includes Aquarius-BV, Aquarius-XO and Aquarius-GA. All products are based on Avant!'s patented cell-path timing-driven algorithms which increase circuit performance and reduce design iterations. Aquarius-BV is used for standard-cell IC designs with up to three layers of metal, and Aquarius-XO is used for more complex standard-cell and mixed-block IC designs with up to six layers of metal. Aquarius-BV and -XO reduce die size and shorten the design cycle by combining the advantages of over-the-cell channel routing, channel routing and channel compaction with the flexibility of area-based maze routing.

    Avant!'s Aquarius-GA product is an advanced multi-layer place and route system for gate-array ICs. Aquarius-GA increases gate utilization and minimizes design congestion by using proprietary congestion-driven placement and routing algorithms. Aquarius-GA includes many of the same features as Aquarius-BV and -XO to improve circuit performance. Aquarius-GA supports embedded designs through its horizontal integration with Aquarius-BV and -XO.

    Avant!'s Planet product complements the Aquarius products and is a physical floorplanning and analysis solution for accurate prediction of the impact of physical effects on design performance and routability early in the design process.

    Avant!'s Solar family of products are synthesis-oriented layout refinement tools designed to optimize the performance and area of ICs to meet new deep submicron "golden file" needs. Solar is tightly integrated with Avant!'s Aquarius family of place and route tools.

    Avant! believes its Hercules family of design verification software is the industry's most advanced suite of IC physical verification products. The Hercules family of products provide geometric and electrical verification physical design layouts. Hercules' first module for design rule checking ("DRC") was introduced in January 1992 and is the first hierarchical system offered for complex submicron design.

    Avant!'s Star-Hspice product is the industry-standard circuit simulator that validates critical paths, performs noise margin analysis and optimizes the tradeoffs between IC speed and power prior to commencement of fabrication. Star-Hspice incorporates special analysis features for performance and for yield optimization, which has become increasingly important in deep submicron chip design.

    Avant!'s Star-Sim family of products are high-capacity circuit simulators for deep submicron process applications such as graphics, memory, communications and mixed-signal IC designs. The Star-Sim family

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
of products help increase IC performance and reliability and increase designer productivity by enabling designers to characterize large blocks; to accurately simulate mixed-signal, dynamic logic and memory circuits where performance, signal integrity and power analyses are essential; and to reuse high-performance intellectual property without changing the design process. Star-RC is a full-chip hierarchical capacitance extractor and a critical net resistance and capacitance extractor.

    All of Avant!'s Star products are tightly integrated with Avant!'s hierarchical layout and verification tools, Aquarius and Hercules, to provide efficient, accurate and predictable IC performance.

    Avant!'s Polaris family of products utilize innovative Verilog simulation solutions to ease the simulation, automated design verification and optimization of IC design. To handle the complexity of large designs, the Polaris family of products is capable of several levels of design abstraction and uses a variety of design capture techniques. The products run on Unix and Windows workstation platforms and are therefore attractive tools for a variety of hardware logic designers.

    During each of 1994, 1995 and 1996, Avant! derived substantially all of its total revenue from the licensing and support of Aquarius, its cell-based place and route software product, Hercules, its hierarchical physical verification software product, Star-Hspice, its circuit simulator, Star-Sim products, its high-capacity circuit simulation and high-accuracy timing analysis software, and Polaris products, its Verilog simulation product. Absent any extraordinary results from existing litigation, Avant! currently expects that these products will continue to account for a significant portion of its revenue for the foreseeable future. As a result, Avant!'s business, operating results and financial condition are significantly dependent upon continued market acceptance of these products. Avant! believes that a number of factors will be necessary for its products to achieve continued market acceptance. These factors include performance of Avant!'s existing products, successful development of advanced features, adaptability into the user's design environment, Avant!'s technical, managerial, service and support expertise, and the customer's assessment of Avant!'s financial resources. A decline in demand for these products as a result of competition, technological change or other factors would have a material adverse effect on the business, operating results and financial condition of Avant!. There can be no assurance that these products will achieve continued market acceptance or that Avant! will be successful in marketing such products or any new or enhanced products. Failure to develop or acquire additional products, or to successfully market such products on a profitable basis, could have a material adverse effect on Avant!'s business, operating results and financial condition. See "Risk Factors-Product Concentration."

    During 1994, 1995, 1996, and during the first nine months of 1997, Avant! derived 33%, 32%, 34%, and 44%, respectively, of its total revenue from the licensing and support of its software products internationally, principally in Asia. Avant! currently expects that the percentage from the license and support of its software products in Asia will continue to be a significant percentage of its total revenue. Any significant decline in demand for Avant!'s products in Asia would have a material adverse effect on Avant!'s business, operating results and financial condition. Avant!'s international revenue involves a number of risks, including the impact of possible recessionary environments in economies outside the U.S., longer receivables collection periods and greater difficulty in accounts receivable collection, difficulties in staffing and managing foreign operations, political and economic instability, unexpected changes in regulatory requirements, reduced protection for intellectual property rights in some countries and tariffs and other trade barriers. There can be no assurance that Avant! will be able to sustain or increase revenue derived from international licensing and service or that the foregoing factors will not have a material adverse effect on Avant!'s future international license and service revenue, and consequently, on Avant!'s business, operating results and financial condition. Failure to sustain or increase such revenue would materially and adversely affect Avant!'s business, operating results and financial condition. Although Avant! has attempted to reduce the risk of fluctuations in exchange rates associated with international revenue by pricing its products and services in U.S. dollars, Avant! pays the expenses of its international operations in local currencies and does not currently engage in hedging transactions with respect to such obligations. Currency exchange fluctuations in countries in which Avant! licenses its products could have a material adverse effect on Avant!'s business, operating results or financial condition by resulting in prices that are not competitive with products priced in local currencies. Furthermore, there can be no assurance that in the future Avant! will be able to continue to price its products and services internationally in U.S. dollars.

    The ICDA industry is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The development of more complex ICs embodying new technologies will require increasingly sophisticated design tools. Avant!'s future results of operations will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards and methodologies, as well as address the increasingly sophisticated needs of Avant!'s customers. For example, all of Avant!'s current products operate in, and planned future products will operate in, the Unix operating system. In the event that another operating system, such as Windows NT, were to achieve broad acceptance in the ICDA industry, Avant! would be required to port its products to such an operating system, which would be costly, time consuming and could have a material adverse effect on Avant!'s business, operating results or financial condition. Avant! has in the past and may in the future experience delays in new product development. The introduction of certain products in the past have been delayed by as much as 12 months beyond their original scheduled release dates. There can be no assurance that Avant! will be successful in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements, that Avant! will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. Failure of Avant!, for technological or other reasons, to develop and introduce new products and product enhancements in a timely and cost-effective manner would have a material adverse effect on Avant!'s business, operating results and financial condition. In addition, the introduction or even announcement of products by Avant! or one or more of the competitors embodying new technologies or changes in industry standards or customer requirements could render Avant!'s existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by Avant! or one or more of its competitors will not cause customers to defer purchases of existing Avant! products. Such deferment of purchases could have a material adverse effect on Avant!'s business, operating results or financial condition.

CUSTOMERS

    Avant! focuses its sales and marketing efforts on creating strategic relationships with technology leaders in IC design and with early adopters of the most advanced EDA tools. By creating strong relationships with industry leaders, Avant! receives critical technical feedback that enables it to develop and implement proprietary design technologies and methodologies. In addition, strategic relationships with these companies can create influential references for other prospective customers.

    The market for Avant!'s physical layout, verification and analysis products encompasses a wide range of industries, including semiconductor, computer, consumer electronics, multimedia and telecommunications IC companies worldwide. End-users of Avant!'s products range from small companies to a number of the world's largest manufacturing organizations.

    No one customer accounted for greater than 10% of Avant!'s revenue in 1994, 1995, 1996 or the first nine months of 1997. Avant! does not believe that seasonality is a significant factor in sales.

SALES AND MARKETING

    Avant! markets its products in North America and Europe primarily through its direct sales and support force. Avant! employs highly skilled engineers and technically proficient sales persons capable of serving the sophisticated needs of its prospective customers' engineering and management staffs. Avant! has domestic sales and support offices in or near Austin, Texas; Boston, Massachusetts; Chicago, Illinois;

Dallas, Texas; Los Angeles, California; Phoenix, Arizona; Portland, Oregon; Philadelphia, Pennsylvania; Research Triangle Park, North Carolina and Fremont, California; international sales and support offices in London, England; Paris, France and Tokyo, Japan; and international support offices in Munich, Germany; Geneva, Switzerland and Seoul, South Korea. In addition to its direct sales and marketing efforts, Avant! participates in industry trade shows and organizes seminars to promote the adoption of its products and methodologies.

    In Asia, Avant! markets its products primarily through a limited number of "Third Party Sellers" that license and service Avant! products in this market. Avant! also supports these distributors and representatives and their customers with technical, sales and management personnel.

    Avant! has relied on Third Party Sellers for licensing and support of its products in Japan, Korea, Taiwan and Singapore. A substantial portion of Avant!'s international license and service revenue has resulted from a limited number of these Third Party Sellers. During 1994, 1995, 1996, and the first nine months of 1997, revenue from these channels accounted for an aggregate of approximately 30%, 28%, 27%, and 34%, respectively, of Avant!'s total revenue.

    In 1997, Avant! consolidated its Japanese sales channel by forming a distributor, MainGate Electronics, Inc. ("MainGate") owned by Avant!, Gerald
C. Hsu, Avant!'s Chairman of the Board, President and Chief Executive Officer, and other parties (including other Avant! employees and former employees of Avant!'s third party distributors). Mr. Hsu owns approximately 40% and Avant! owns approximately 35% of the outstanding shares of MainGate. Avant! believes that this arrangement optimizes its competitive advantage in the Asian market to an extent that could not be achieved by using another distributor or by directly selling into these markets. Distribution and marketing in these markets are dominated by local companies, making it difficult for non-local manufacturers to distribute their products directly. Thus, Avant! created MainGate, which is locally managed and operated and has significant local ownership. By providing for local ownership of MainGate through equity incentives, Avant! believes that it is best able to attract and retain top local talent. However, there can be no assurance that MainGate will be successful. If it is not successful, it could have a material adverse effect on Avant!'s business, operating results or financial condition. See "Risk Factors--Dependence Upon Distributors and Manufacturer's Representatives."

    Since Avant!'s products are used by highly skilled professional engineers, in order to be effective, a Third Party Seller must possess sufficient technical, marketing and sales resources and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of Third Party Sellers possess such resources. In addition, Avant!'s Third Party Sellers generally offer products of several different companies, including, in some cases, products that are competitive with Avant!'s products. There can be no assurance that Avant!'s current Third
Party Sellers or MainGate will choose to or be able to market or service and support Avant!'s products effectively, that economic conditions or industry demand will not adversely affect these or other Third Party Sellers, that any Third Party Seller or MainGate will continue to market and support Avant!'s products or that these Third Party Sellers or Main Gate will not devote greater resources to marketing and supporting products of other companies.
The loss of, or a significant reduction in revenue from, one of Avant!'s
Third Party Sellers or MainGate could have a material adverse effect on Avant!'s business, operating results or financial condition.

    The license of Avant!'s software products generally involves a significant commitment of capital by prospective customers, with the attendant delays frequently associated with large capital expenditures and lengthy acceptance procedures. For these and other reasons, the sales cycle associated with the license of Avant!'s products is typically lengthy and subject to a number of significant risks over which Avant! has little or no control and, as a result, Avant! believes that its quarterly operating results are likely to vary significantly in the future. Due to the nature of Avant!'s business, Avant! does not believe any of its backlog orders to be firm.

CUSTOMER SERVICE AND SUPPORT

    Avant!'s product management group provides customers with technical support, training and consulting services. Avant! believes that a high level of customer service and support is critical to the adoption and successful utilization of its physical design technology and products.

    To address technical issues, Avant! has established both field and corporate technical application engineering groups that understand the design methodologies of Avant!'s customers and generally have IC design backgrounds. Most of Avant!'s customers currently have maintenance agreements that entitle them to receive software updates, documentation updates and a formal problem identification and resolution process through a support hotline. Questions or suggestions may be submitted by facsimile or through the Internet network mail system. Avant! also offers additional training and consulting services for a fee. Avant! provides on-site and in-house training on all products.

    Avant! consultants are available to work closely with customer design engineering teams for all phases of physical design from conception through implementation. Avant! consultants provide customers with in-depth technical expertise in the use of Avant!'s physical design methodology and products.

RESEARCH AND DEVELOPMENT

    The ICDA industry is characterized by extremely rapid technological change, frequent product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The development of more complex ICs embodying new technologies will require increasingly sophisticated design tools. Avant! believes its future competitive positions and future results of operations will depend in large part on its ability to quickly and cost-effectively develop new products, maintain and enhance its current product line, maintain technological competitiveness and meet an expanding range of customer requirements. In addition to supporting and enhancing its existing physical layout, design, verification, simulation, timing and analysis products, Avant! maintains an advanced research group that is responsible for exploring new directions and applications of Avant's proprietary technologies, migrating new technologies into the existing product lines and maintaining strong research relationships outside Avant! with industry and academia.

    During 1994, 1995, 1996 and the nine months ended September 30, 1997, Avant!'s research and development expenditures were approximately $9.7 million, $15.3 million, $20.7 million and $19.7 million, respectively (excluding capitalized software development costs of $143,000, $63,000, none and none, respectively, for the same periods). The amount of capitalized software development costs amortized was $199,000, $228,000, $88,000 and $49,000 for 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.

    Avant! believes that it must continue to commit substantial resources to enhance and extend its product lines in order to remain competitive in the ICDA market. Avant! intends to continue to increase its internally funded product development program and, if appropriate, to enter into development agreements with customers and other third parties to develop specific new product applications and features. Avant! currently has no material third-party funded development agreements.

COMPETITION

    The ICDA software market in which Avant! competes is intensely competitive and subject to rapid change. Avant! currently faces competition from major ICDA vendors, including Cadence, which currently holds a dominant share of the market for IC physical design software, and Mentor Graphics Corporation ("Mentor"). As Avant! expands its product offerings to include other library generation tools and other EDA tools, it will compete increasingly with these EDA vendors. Each of these major ICDA vendors has a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than Avant!. In addition, each of these competitors will likely be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than Avant!. These companies also have established relationships with current and potential customers of Avant! and can devote substantial resources aimed at preventing Avant! from enhancing relationships with existing customers or establishing relationships with potential customers. Moreover, the industry in which Avant! competes is undergoing a trend toward consolidation that is expected to result in large, more financially flexible competitors with a broad range of product offerings. Further, other companies may develop and bring new products to the market which could create significant competition for Avant! and its products. Competition from EDA companies that currently offer only functional or logic design products and that choose to enter the physical design market could present particularly formidable competition due to their relationships with Avant!'s current and potential customers, their ability to offer a complete integrated IC design solution which Avant! does not currently offer and their knowledge of the EDA industry.

    Avant! also competes with the internal ICDA development groups of its existing and potential customers, many of whom design and develop customized design tools for their particular needs and therefore may be reluctant to purchase products offered by independent vendors, such as Avant!. Furthermore, because there are relatively low barriers to entry in the software industry, Avant! expects additional competition from other established and emerging companies. There can be no assurance that Avant!'s current or potential competitors will not develop products comparable or superior to those developed by Avant! or adapt more quickly than Avant! to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect Avant!'s business, operating results or financial condition. In addition, the EDA industry has become increasingly concentrated in recent years as a result of consolidations, acquisitions and strategic alliances. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Alliances among competitors could present particularly formidable competition to Avant! by combining their resources. There can be no assurance that Avant! will be able to compete successfully against current and future competitors or that competitive pressures faced by Avant! will not have a material adverse effect on its business, operating results and financial condition. If Avant! is unable to compete successfully against current and future competitors, Avant!'s business, operating results and financial condition will be materially and adversely affected.

    Avant!'s competes on the basis of certain factors, including first-to-market product capabilities, product performance, price, support of industry standards, ease of use and customer technical support and service. Avant! believes that it currently competes favorably overall with respect to these factors, particularly first-to-market product capabilities, technical support and customer service.

    In addition, competitors and potential competitors may resort to litigation as a means of competition. Cadence has initiated litigation against Avant! and certain of its officers and employees alleging trade secret misappropriation and other claims. See "Risk Factors--Litigation Risk." There can be no assurance that competitors of Avant!, in particular Cadence, will not initiate additional litigation against Avant! and its officers, directors, employees or consultants. The pending litigation against Avant! and any future litigation against Avant! or its employees, regardless of the outcome, may result in substantial costs and expenses to Avant! and significant diversion of effort by Avant!'s technical and management personnel. Any such litigation could have a material adverse effect on Avant!'s business, operating results or financial condition. See "Risk Factors-Competition."

PROPRIETARY RIGHTS

    Avant! relies on a combination of license agreements, patents, copyright, trademarks and trade secrets to establish and protect proprietary rights to its technology. Avant! holds three U.S. patents covering certain aspects of its products expiring between August 8, 2012 and September 1, 2013, and has seven U.S. patent applications pending. Avant! also has foreign patent applications corresponding to one of its U.S. patents and one of its U.S. patent applications pending in certain foreign countries. In addition, Avant!

acquired certain rights to certain technology owned by VLSI pursuant to licenses granted by VLSI to Compass which were acquired by Avant! pursuant to the Compass Acquisition and pursuant to licenses granted directly by VLSI to Avant!. Avant! generally provides products to end-users under non-exclusive licenses, which typically have a perpetual term unless terminated for breach. The license provides that the software may be used solely for internal operations in designated computers at specified sites. Avant!'s software is shipped with a software security lock which limits software access to authorized users. The source code of Avant!'s products is protected both as a trade secret and as an unpublished copyrighted work, and is not made available to third parties. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Avant!'s products or technology without authorization or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Avant! believes that, due to the rapid pace of innovation within the IC CAD software industry, factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than are the various legal protections of its technology.

    Avant! is heavily dependent upon its proprietary software technology. Avant! currently holds several patents and also relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights in its products. Although Avant! holds several patents, there can be no assurance that Avant! will develop additional proprietary products or technologies that are patentable, that any issued patent will provide Avant! with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on Avant!'s ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate Avant!'s products or design around the patents currently issued or patents that may be issued in the future to Avant!. There can be no assurance that the steps taken by Avant! will prevent misappropriation of its technology, and such protections may not preclude competitors from developing products with functionality or features similar to Avant!'s products. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Avant! expects that software companies will increasingly be subject to infringement claims as the number of products and competitors in the industry in which Avant! competes grows and the functionality of products in different industry segments overlaps. In particular, Avant!'s current litigation with Cadence involves such infringement claims. Avant! believes that its products and trademarks do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims, regardless of merit, against Avant! in the future or that such claims will not require Avant! to cease use of certain technology or enter into expensive royalty arrangements, if licenses are available, or result in costly litigation, any of which could materially and adversely affect Avant!'s business, operating results or financial condition. See "Risk Factors-Limitations on Protection of Intellectual Property and Proprietary Rights."

ENVIRONMENTAL AFFAIRS

    Avant!'s operations are subject to numerous federal, state and local laws and regulations designed to protect the environment. There are no administrative or judicial proceedings pending or threatened against Avant! alleging violations of such environmental laws and regulations. Compliance with these laws and regulations has not had, and is not expected to have, a material adverse effect on the capital expenditures, earnings and competitive position of Avant!.

EMPLOYEES

    As of November 20, 1997, Avant! had 572 employees, including 271 in research and development, 201 in sales, marketing and related customers support services, and 100 in finance and administration. Of these employees, 476 were located in the United States, 72 in Europe, 4 in Japan and 20 in Taiwan. None of

Avant!'s employees is represented by a labor union or is subject to a collective bargaining agreement, nor has Avant! experienced any work stoppage. Avant! considers its relations with its employees to be good.

    Avant! has recently experienced a period of rapid growth and expansion, especially the mergers of four companies in a four month period in late 1996 and the Compass Acquisition in the third quarter of 1997, that has placed and continues to place a significant strain upon its management systems and resources. Avant! currently plans to continue to expand its staff. To accommodate this recent growth, Avant! will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, some of which currently require substantial management effort. There can be no assurance that Avant! will be able to do so successfully. The increase in the number of Avant!'s employees and Avant!'s market diversification and product development activities have resulted in increased responsibility for Avant!'s management. Avant! anticipates that continued growth, if any, will require it to recruit and hire a substantial number of new engineering, managerial, finance, sales and marketing and support personnel; however, there can be no assurance that Avant! will be successful at hiring or retaining these personnel. Avant!'s ability to compete effectively and to manage future growth, if any, will require Avant! to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that Avant!'s personnel, systems, procedures and controls will be adequate to support Avant!'s operations. Any failure to implement and improve Avant!'s operational, financial and management systems or to expand, train, motivate or manage employees, could have a material adverse effect on Avant!'s business, operating results or financial condition.

    Avant!'s future operating results depend in significant part upon the continued service of its key technical and senior management personnel, including in particular, Gerald C. Hsu, Avant!'s President and Chief Executive Officer. None of Avant!'s employees is bound by an employment agreement. Avant!'s business, operating results and financial condition also depend on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that Avant! will retain its key technical and managerial personnel or attract such personnel in the future.

PROPERTIES

    In February 1997, Avant! signed four leases for its new headquarters in Fremont, California. The leases cover four buildings with an aggregate of approximately 281,000 square feet of space with an aggregate annual base rent amount of approximately $4.8 million. The leases for three of the buildings expire on September 1, 2010 and the lease for the fourth building expires on August 31, 2012. Avant! also occupies a facility near Research Triangle Park in Durham, North Carolina with an annual base rent of approximately $666,000. The lease expires on November 30, 2005. Avant! also leases sales and support offices in the United States, Europe, Japan and Taiwan. Avant! believes that its existing facilities are adequate for its current needs.

LITIGATION

    Avant! is subject to a number of related litigation matters, including a civil action brought by Cadence, a criminal complaint filed by the Santa Clara County District Attorney's office against Avant! and certain of its employees and securities class action claims resulting from these lawsuits. In addition, default judgments in the aggregate amount of $31.4 million will be entered against Meta, which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant!

    CADENCE LITIGATION.

    On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the District of Northern California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain Avant! employees who formerly were Cadence employees misappropriated and improperly copied source code for certain important functions of Avant! place and route products from Cadence, and that Avant! has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that Avant! induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not been set. On July 25, 1997, a federal judge stayed the Cadence civil action pending completion of the criminal proceedings described below, except for certain documentary and third-party discovery. Avant! posted a $5.0 million bond pending the resumption of the civil action.

    In addition to actual and punitive damages, which were not quantified by Cadence, Cadence seeks to enjoin the sale of Avant!'s place and route products pending trial of the action. On March 18, 1997, the District Court denied Cadence's motion for a preliminary injunction. Cadence appealed the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to Avant!'s ArcCell product, a product that Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin Avant!'s Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if Avant!'s Aquarius products are determined to infringe Cadence products, the sale of the Aquarius products should be enjoined. Avant! requested a rehearing on the issue, but on November 21, 1997 the Ninth Circuit denied this request. On December 19, 1997, the District Court stated its intention to enjoin Avant! from directly or indirectly marketing, selling, licensing, copying or transferring any work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV and ArcCellXO products. The District Court also stated that it would direct Avant! to deliver a copy of its order to all present or former customers that have received copies of any such infringing products and, to the extent it has a legal right to do so, request that such customers return or destroy any such products. Avant! also will be directed to furnish to Cadence a list of any customers that still maintain a functioning copy of such products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of Avant!'s Aquarius place and route products from which Avant! derives a significant portion of its total revenue. The District Court will hold future hearings regarding the Aquarius products. There can be no assurance that the District Court will not, upon further consideration, grant a preliminary injunction with respect to the sale of the Aquarius products, which would have a material adverse effect on Avant!'s business, financial position and results of operations.

    On January 16, 1996, Avant! filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations.

    Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, Avant!'s defenses are unsuccessful, Avant! may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, Avant! could be preliminarily enjoined from selling its Aquarius place and route products. In such event, Avant!'s business, consolidated financial condition and consolidated results of operations may be materially adversely affected. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant! Common Stock. Although it is reasonably possible Avant! may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information Avant! presently possesses. There can be no assurance that an adverse judgment, if granted on any claim would not have a material adverse effect on Avant!'s business, consolidated financial position or consolidated results of operations. Furthermore, there can be no assurance that Avant!'s relationships with its customers will not be adversely affected in the future as a result of the Cadence litigation.

    CRIMINAL COMPLAINT.

    The Santa Clara County District Attorney's office also is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On April 11, 1997, the Santa Clara County District Attorney filed a criminal complaint alleging felony level offenses against, among others,

Avant! and the following Avant! employees and/or directors, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff, Operations, Leigh Huang, Marketing Manager and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code sections relating to the theft of trade secrets. Avant! and the individuals have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against Avant!, as well as the potential incarceration of certain members of its management team. Such outcomes could result in canceled or postponed customer orders, increased future expenditures, the loss of management and other key personnel, additional stockholder litigation, loss of goodwill and would have other material adverse effects on Avant!'s business, consolidated financial position or consolidated results of operations.

    SILVACO LITIGATION.

    In March 1993, Meta filed a complaint in Santa Clara Superior Court against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey as to the defamation and interference with economic advantage claims for failure to answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20.0 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and, on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim and claims related to the product development and marketing program. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the August 1995 cross-complaint.

    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco, including filing an appeal as quickly as practicable. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    SECURITIES CLASS ACTION CLAIMS.

    On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against Avant!. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against Avant! for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

    On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of Avant! Common Stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against Avant! and six of its employees. Plaintiff alleges that Avant! and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. Avant! has moved to dismiss the Hoffman complaint for failure to state a claim, but the court has not yet heard argument on that motion.

    Avant! believes it has defenses to all of the plaintiffs' claims and intends to defend itself vigorously. There can be no assurance, however, that Avant!'s defenses will be successful. Although it is reasonably possible Avant! will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the securities class action plaintiffs, and such a judgment could have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    LITIGATION COSTS.

    The pending litigation and any future litigation against Avant!
or its employees, regardless of the outcome, is expected to result in substantial costs and expenses to Avant!. For example, during 1996 Avant! incurred and charged to operations approximately $6.8 million in litigation expenses and expects to incur approximately $7.5 million in litigation expenses in 1997. While litigation is inherently unpredictable, Avant! currently expects that its litigation expenses during 1998 will be at least as much as those incurred in 1997. Accordingly, any such litigation could have a material adverse effect on Avant!'s business, operating results or financial condition. Furthermore, if Avant! is required to satisfy the default judgments in full in the Silvaco litigation, Avant! could be required to pay up to $31.4 million in damages, which would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

                                   MANAGEMENT

    The executive officers and directors of Avant!, and their ages as of December 1, 1997, are as follows:

NAME                              AGE                                        POSITION
----------------------------      ---      -----------------------------------------------------------------------------
Gerald C. Hsu...............          50   President, Chief Executive Officer and Chairman of the Board of Directors

John P. Huyett..............          44   Vice President of Finance, Treasurer and Principal Accounting Officer

Y. Eric Cho.................          50   Director

Tench Coxe..................          39   Director

Eric A. Brill...............          47   Director and Secretary

Charles L. St. Clair........          67   Director

    MR. HSU joined Avant! in March 1994 as President, Chief Executive Officer and a director, and has been Chairman of the Avant! Board of Directors since November 1995. From July 1991 to March 1994, Mr. Hsu was employed by Cadence, where his last position was President and General Manager of the IC Design Group. From June 1988 to July 1991, Mr. Hsu was employed by Sun Microsystems, Inc., an engineering workstation company, where his last position was Director of Strategic Business Development. Mr. Hsu holds an S.M. in Ocean Engineering from the Massachusetts Institute of Technology, an M.S. in Mechanics and Hydraulics from the University of Iowa and a B.S. in Applied Mathematics from the National Chung-Hsing University.

    MR. HUYETT has served as Vice President of Finance, Treasurer and Principal Accounting Officer since he joined Avant! in connection with the merger of Integrated Silicon Solutions, Inc. ("ISS") with and into Avant! in November 1995. From July 1993 to November 1995, Mr. Huyett served as Vice President of Finance and Chief Financial Officer of ISS. Mr. Huyett also served as Treasurer and Secretary of ISS from October 1994 to November 1995. Prior to July 1993, Mr. Huyett was a partner with KPMG Peat Marwick LLP, independent auditors to Avant!.

    DR. CHO co-founded Avant! in February 1991 and has been a director of Avant! since such date. From January 1996 until his resignation in October 1997, Dr. Cho served as the Senior Vice President of Corporate Operations. From October 1993 until January 1996, he served as the Vice President of Asian Operations. From the inception of Avant! until October 1993, Dr. Cho served as Vice President of Sales and Marketing. From September 1986 to February 1991, Dr. Cho was employed by Cadence where his last position was a Marketing Director of the IC Division. Dr. Cho holds an M.B.A. from New York University, an M.S. and a Ph.D. in Electrical Engineering and Computer Science from the University of California, Berkeley and a B.S. in Electrical Engineering from the National Chiao-Tung University, Taiwan.

    MR. COXE has been a director of Avant! since February 1992. Mr. Coxe is a general partner of the general partner of Sutter Hill Ventures, a venture capital investment firm, and has been associated with Sutter Hill Ventures since 1987. Mr. Coxe holds a B.A. in Economics from Dartmouth College and an M.B.A. from the Harvard Business School.

    MR. BRILL has been a director and the Secretary of Avant! since November 1996. Mr. Brill is a corporate and securities attorney whose practice focuses principally on technology companies and private investment partnerships. He has been in private practice since 1993, and previously practiced with the San Francisco law firm of Farella, Braun & Martel. Mr. Brill holds a B.S. in History from Cleveland State University and a J.D. from the Harvard Law School.

    MR. ST. CLAIR has served as a consultant to Avant! since April 1996 and has been a director of Avant! since September 1997. From September 1987 to March 1996, Mr. St. Clair was employed as an Advisor for

Industrial Development to the Government of Botswana's Development Corporation. From September 1981 to August 1987, Mr. St. Clair served as President of St. Clair International, an international management consulting firm. Mr. St. Clair holds a B.S. in Management and Economics from Arizona State University and a B.F.T., Latin America from the American Graduate School for International Management (Thunderbird).

    There are no family relationships amongst any executive officers or directors of Avant!.

    A criminal complaint has been filed by the Santa Clara County District Attorney's office against Gerald C. Hsu and Y. Eric Cho for alleged misappropriation of trade secrets as set forth in the Cadence lawsuit. See "Risk Factors--Litigation Risk."

                              SELLING STOCKHOLDER

     The following table sets forth certain information, as of December 19, 1997, with respect to the number of shares of Common Stock owned by the Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholder may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered by the Selling Stockholder were acquired from the Company in the Company's acquisition of Compass, pursuant to the Agreement and Plan of Reorganization dated July 31, 1997, and as amended on August 27, 1997, whereby GB Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, was merged with and into Compass, and all outstanding shares of capital stock of Compass were converted into cash and/or shares of Common Stock of the Company. Prior to the Company's acquisition of Compass, Compass was a subsidiary of the Selling Stockholder, VLSI Technology, Inc. The Common Stock was issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

     The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use its best efforts to keep such Registration Statement effective for the lesser of one (1) year from the date of effectiveness of this Prospectus or until all Shares have been sold.

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholder named below:

                             Shares Beneficially                         Shares Beneficially
                                Owned Prior to                               Owned After
                                   Offering                                  the Offering
                             ----------------------                     ----------------------
Name and Address of          Number of                Number of Shares  Number of
Selling Stockholder           Shares     Percent(1)    Being Offered      Shares     Percent(1)
-------------------           ------     ----------    -------------      ------     ---------
VLSI Technology, Inc.         522,192      1.94%           522,192           0           *
1109 McKay Drive, MS-45
San Jose, California 95131

TOTAL                         522,192      1.94%           522,192           0           *
                              -------       ----           -------         -----       -----
                              -------       ----           -------         -----       -----

_________________
 *  Less than 1%

(1) Based upon 26,886,862 shares of Common Stock outstanding on December 19, 1997. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholder from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under Securities Act.

     In connection with the distribution of the Shares, the Selling Stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder also may sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholder also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealers may resell or otherwise transfer pursuant to this prospectus. The Selling Stockholder also may loan or pledge the Shares to a broker-dealer and the broker-dealer may sell such shares so loaned or upon a default the broker-dealer may affect sales of the pledged shares pursuant to this prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold Shares. Brokers-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

     Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholder.

     The Selling Stockholder will pay all commissions and other expenses associated with the sale of Shares by it. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholder. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                  LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

     The consolidated balance sheets of Avant! Corporation and its subsidiaries as of December 31, 1994, 1995 and 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report and are incorporated herein by reference in reliance upon such firm as experts in accounting and auditing.

     The consolidated balance sheet of Compass Design Automation, Inc. and subsidiaries as of December 31, 1996 and the consolidated statements of operations, shareholders' deficit and cash flows as of and for the year ended December 31, 1996 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A dated November 25, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report and are incorporated herein by reference in reliance upon such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON, SELLING STOCKHOLDER OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                            --------------------------

                                TABLE OF CONTENTS

                                                                  Page
                                                                  ----

Available Information
Information Incorporated by Reference
Forward-Looking Statements
The Company
Recent Developments
Risk Factors
Business
Management
Selling Stockholder
Plan of Distribution
Legal Matters
Experts


                                 522,192 SHARES



                               AVANT! CORPORATION



                                  Common Stock




                                  _____________


                                 _________, 1998

                                 ______________

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by the Registrant in connection with the offering. All the amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee. . . . . . . .  $  2,628.50
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . . .   245,000.00
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . .   440,000.00
Transfer Agent and Registrar Fees. . . . . . . . . . . . . . . . .    10,000.00
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . .    27,371.50
                                                                     ----------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   725,000.00
                                                                     ----------
                                                                     ----------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the DGCL, Avant!'s Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of Avant! for violations of their fiduciary duty. This provision eliminates each director's liability to Avant! or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Avant! or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Article IX of Avant!'s Certificate and Article VII, Section 6 of Avant!'s Bylaws provide for indemnification of the officers and directors of Avant! to the fullest extent permitted by applicable law.

     Avant! has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

     The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

     (a)  Exhibits

Exhibit
Number    Description

2.1 Agreement and Plan of Reorganization dated September 7, 1997, by and among the Company, Cardinal Merger Corporation and Technology Modeling Associates, Inc.

2.2 Agreement and Plan of Reorganization dated July 31, 1997, as amended on August 27, 1997, by and among the Company, GB Acquisition Corporation, VLSI Technology, Inc. and Compass Design Automation, Inc.

4.1 Affiliates Agreement dated September 11, 1997, by and between the Company and VLSI Technology, Inc.

5.1       Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP.

23.1      Consent of KPMG Peat Marwick LLP--Avant!.

23.2      Consent of KPMG Peat Marwick LLP--Compass.

23.3 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

24.1 Power of Attorney (reference is made to page II-4 of this Registrant Statement).

___________________

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FREMONT, STATE OF CALIFORNIA, ON THIS 23 DAY OF DECEMBER, 1997.

                              AVANT! CORPORATION


                              By:   /s/   Gerald C. Hsu
                                 --------------------------------------
                                 Gerald C. Hsu
                                 Chairman of the Board, President and
                                 Chief Executive Officer


                           POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Gerald C. Hsu and John P. Huyett, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable Avant! Corporation, a Delaware corporation, to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      Signature                      Title                        Date
      ---------                      -----                        ----


/s/  Gerald C. Hsu           Chairman of the Board,
---------------------------  President and Chief             December 23, 1997
Gerald C. Hsu                Executive Officer

/s/  John P. Huyett          Vice President of
---------------------------  Finance, Treasurer and          December 23, 1997
John P. Huyett               Principal Accounting Officer

/s/  Y. Eric Cho
---------------------------  Director                        December 23, 1997
Y. Eric Cho

/s/  Tench Coxe
---------------------------  Director                        December 23, 1997
Tench Coxe

/s/  Eric A. Brill
---------------------------  Director and Secretary          December 23, 1997
Eric A. Brill

/s/  Charles St. Clair
---------------------------  Director                        December 23, 1997
Charles St. Clair

EXHIBIT INDEX



Exhibit
Number     Description
-------    -----------

2.1 Agreement and Plan of Reorganization dated September 7, 1997, by and among the Company, Cardinal Merger Corporation and Technology Modeling Associates, Inc.

2.2 Agreement and Plan of Reorganization dated July 31, 1997, as amended on August 27, 1997, by and among the Company, GB Acquisition Corporation, VLSI Technology, Inc. and Compass Design Automation, Inc.

4.1 Affiliates Agreement dated September 11, 1997, by and between the Company and VLSI Technology, Inc.

5.1        Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
           Hachigian, LLP.

23.1       Consent of KPMG Peat Marwick LLP--Avant!.

23.2       Consent of KPMG Peat Marwick LLP--Compass.

23.3 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

24.1 Power of Attorney (reference is made to page II-4 of this Registration Statement).

___________________